AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED AGREEMENT, dated as of December 26, 2007 by and between Exide Technologies (the “Company”) and Gordon Ulsh (“Executive”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive as the Chief Executive Officer (the “CEO”) and President of the Company, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. Term. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) shall commence on April 2, 2005 (the “Commencement Date”) and shall continue through the second anniversary thereof; provided, that, upon the second anniversary of the Commencement Date and each anniversary thereafter, the Employment Period shall automatically be extended for one additional year unless either party provides advanced written notice of non-renewal thirty (30) days prior to the date that the Employment Period would be automatically renewed. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

3. Position and Duties. During the Employment Period, Executive shall serve as CEO and President and shall report to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties normally associated with the position of CEO and President of entities comparable to the Company and such other powers and duties as may be prescribed by the Board; provided that, such other powers and duties are consistent with Executive’s position as CEO and President and do not violate any applicable laws or regulations. Executive shall devote all of his working time, attention and energies to the performance of his duties for the Company; provided, however, that Executive may continue, if he so desires, to serve as a Director of FleetPride, Inc., but only to the extent that such service does not materially interfere with his duties hereunder. Until the first shareholder meeting of the Company following the Commencement Date, Executive shall be appointed as a member of the Board for no additional compensation. The Board shall thereafter nominate Executive for election to the Board by the Company’s shareholders. The failure of Executive to be elected as a member of the Board shall be a breach of this Agreement and shall give Executive Good Reason (as defined below) to terminate his employment hereunder.

4. Place of Performance and Relocation Expenses. The place of employment of Executive shall be at the Company’s principal executive offices in Atlanta, Georgia, although Executive acknowledges that he shall be required to travel on Company business regularly during the Employment Period. The Company shall, in accordance with its relocation policy, reimburse Executive for all reasonable expenses incurred in relocating himself and his family to Atlanta, and shall reimburse Executive if he suffers a loss of equity value on the sale of his current home. In calculating the loss of equity value, the Company agrees to include as part of the loss, 60% of the cost of capital improvements that Executive made to his current home in the two years prior to the Commencement Date, and 30% of the cost of capital improvements Executive made to the current home in the three years prior to such two-year period. For the avoidance of doubt, the calculation of loss shall not include the cost of any capital improvements made to the current home at any time prior to the five-year period before the Commencement Date. Capital improvements will not include any normal maintenance or upkeep to the current home.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than $800,000 per year (“Base Salary”). Executive’s Base Salary shall be paid in accordance with the Company’s customary payroll practices. The Board shall periodically review Executive’s Base Salary for increase (but not decrease), consistent with the compensation practices and guidelines of the Company. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement .

(b) Bonuses. The Company shall pay Executive a bonus upon his first day of work under this Agreement (the “Signing Bonus”) of $300,000.

During each fiscal year of the Company which occurs during the Employment Period, commencing with the 2006 fiscal year (April 1, 2005 through March 31, 2006), Executive shall be eligible for an annual performance bonus (the “Bonus”), dependent upon the achievement of pre-established performance goals established by the Compensation Committee of the Board (the “Compensation Committee”). Executive’s target Bonus (“Target Bonus”) shall be 100% of Base Salary, and may be greater if justified by performance in excess of the pre-established performance goals. For the 2006 fiscal year, Executive is guaranteed a minimum Bonus of no less than $375,000, regardless of whether any performance goals are satisfied.

Executive shall be eligible for such additional discretionary bonuses as may be determined by the Board.

Any Bonus earned during a calendar year shall be paid at such time as the Company customarily pays annual bonuses; provided, that, Executive is still employed as of such date, but in no event later than March 15 of the year following the calendar year in which the Bonus is earned.

(c) Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. Further, during the Employment Period, the Company shall reimburse Executive for the costs, including initiation fee and monthly dues, of a membership in an appropriate country club so that Executive may entertain clients and conduct business development activities. Any such reimbursement under this Section 5 shall be for expenses incurred by Executive during the Employment Period and such reimbursement shall be made not later than the last day of the calendar year following the calendar year in which Executive incurs the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) Vacation. During the Employment Period, Executive shall be entitled to at least four (4) weeks of paid vacation per year to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition to vacation, Executive shall be entitled to the number of sick days, personal days and national holidays per year that other senior executive officers of the Company with similar tenure are entitled under the Company’s policies.

(e) Welfare, Pension and Incentive Benefit Plans and Perquisites. During the Employment Period, Executive shall be entitled to participate in such employee benefit plans offered by the Company, or which it may adopt from time to time, for its senior executives, in accordance with the eligibility requirements for participation therein, including, without limitation, the Company’s automobile and relocation allowance policy.

During any waiting period during which Executive is not eligible or able to participate in the Company’s health benefit plan, the Company shall reimburse Executive for any COBRA premiums paid by Executive for purposes of continuing his or his family’s participation in a former employer’s plan.

(f) Equity Awards.

(i) Upon the Commencement Date or as soon as administratively possible thereafter, Executive shall be granted a non-qualified stock option to acquire 150,000 shares of the Company’s common stock (“Option”) at a per share exercise price equal to the fair market value of one share of the Company’s common stock on the date of grant. Executive’s Options shall vest at the rate of 33-1/3% of the shares subject to the grant on the first, second, and third anniversaries of the date of grant; provided, that, Executive remains employed on the relevant vesting date(s). Upon termination of employment, all unvested Options shall terminate and all vested Options shall remain exercisable for ninety (90) days.

(ii) Upon the Commencement Date or as soon as administratively possible thereafter, Executive shall be granted 30,000 shares of the Company’s common stock subject to certain restrictions (the “Restricted Stock”). The restrictions shall be that the Restricted Stock may not be transferred, disposed of or sold during the restricted period and shall be forfeited to the Company upon Executive’s termination of employment prior to the restrictions lapsing. The Restricted Stock shall vest as to 20% of the shares subject to the award on the first, second, third, fourth, and fifth anniversaries of the date of grant; provided, that, Executive remains employed on the relevant vesting date(s), subject to accelerated vesting upon the attainment of certain performance goals. Upon a termination of employment for any reason, all unvested shares of Restricted Stock shall terminate.

(iii) The terms and conditions of the equity awards contemplated under this Section 5(f) of this Agreement shall be made consistent with Company policy and this Agreement. Any such grant shall be made contingent upon attaining shareholder approval of the Company’s 2004 Stock Incentive Plan (the “Stock Plan”).

(iv) During the Employment Period, Executive shall be eligible to receive other equity-based awards as may be determined by the Board in its sole discretion.

(g) Replacement Awards.

(i) Upon the Commencement Date or as soon as administratively possible thereafter, Executive shall be granted a non-qualified stock option to acquire 80,000 shares of the Company’s common stock (“Replacement Option”) at a per share exercise price equal to the fair market value of one share of the Company’s common stock on the date of grant. Executive’s Replacement Options shall vest at the rate of 33-1/3% of the shares subject to the grant on the first, second, and third anniversaries of the date of grant; provided, that, Executive remains employed by the Company on the relevant vesting date(s). Upon termination of employment, all unvested Replacement Options shall terminate and all vested Replacement Options shall remain exercisable for ninety (90) days; provided, further, that, if Executive’s employment is terminated under Section 6(a), 6(b), 6(d) or 6(e) of this Agreement, all unvested Replacement Options shall vest upon such termination and all vested Replacement Options shall remain exercisable for either ninety (90) days (in the event of a termination under Sections 6(d) or (e)) or one (1) year (in the event of a termination under Sections 6(a) or (b)) following such termination of employment, but not beyond their term. Notwithstanding the foregoing, upon a termination for Cause, all Replacement Options (whether or not vested) shall terminate upon such termination.

(ii) Upon the Commencement Date or as soon as administratively possible thereafter, Executive shall be granted 100,000 shares of the Company’s common stock subject to certain restrictions (the “Replacement Restricted Stock”). The restrictions shall be that the Replacement Restricted Stock may not be transferred, disposed of or sold during the restricted period and shall be forfeited to the Company upon Executive’s termination of employment prior to the restrictions lapsing. The Restricted Stock shall vest as to at the rate of 33-1/3% of the shares subject to the grant on the first, second, and third anniversaries of the date of grant; provided, that, Executive remains employed on the relevant vesting date(s). Upon termination of employment, all unvested Replacement Restricted Stock shall be forfeited; provided , that , if Executive’s employment is terminated under Section 6(a), 6(b), 6(d) or 6(e) of this Agreement, all unvested Replacement Restricted Stock shall vest.

6. Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of three (3) consecutive months, and within thirty (30) days after written Notice of Termination is given after such three (3) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c) Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon Executive’s (i) willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) or to comply with the reasonable policies of the Company as written or at the direction of the Board, (ii) an act or omission that constitutes willful misconduct, gross negligence or fraud, (iii) non de minimus misappropriation, embezzlement, or dishonesty with respect to his duties with the Company or (iv) conviction or entering a plea of “guilty” or “no contest” to a felony.

(d) Good Reason. Executive may terminate his employment for Good Reason within forty-five (45) days following his knowledge of any of the following events which is not cured by the Company, if curable, within thirty (30) days following Executive’s written notice to the Board. For purposes of this Agreement, “Good Reason” shall mean: (i) a material adverse change in Executive’s authority, duties or responsibilities which shall include his failure to be elected as a member of the Board, (ii) a reduction in Base Salary or other fixed compensation, (iii) a requirement that Executive report to anyone other than the Board, or (iv) any other action or inaction that constitutes a material breach by the Company of the Agreement.

(e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause at any time by providing Executive with a Notice of Termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(g) Expiration of the Employment Period. Executive’s employment shall terminate upon expiration of the Employment Period (including any automatic renewals thereof) and such termination shall not be a breach of this Agreement.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within ninety (90) days after the giving of such notice which date shall be at least thirty days after the date of notice if the termination is made pursuant to Section 6(f)) set forth in such Notice of Termination; provided, that, if applicable, the Notice of Termination shall not be effective until the cure period has expired and such event or events leading to such termination have not yet been cured.

8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments set forth below, and Executive shall not be entitled to any additional severance payments or benefits from the Company. As a condition of receiving any payments under Sections 8(a), (b), (d), and (e), Executive may be required to execute within 30 days of the Date of Termination a general release of claims (but not any indemnification rights then held by Executive) in favor of the Company and any entity in control of, controlled by or under common control with the Company and their respective employees, directors, and officers in such form as the Board deems reasonably appropriate.

Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign as an officer and director of the Company or any of its Affiliates.

(a) Termination By Company without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i) The Company shall pay to Executive his earned, but yet unpaid Base Salary through the Date of Termination, any earned, but unpaid Bonus for the year prior to the year in which the Date of Termination occurs and any earned, but unpaid vacation pay no later than the 50th business day following the Date of Termination (the “Accrued Obligations”); and

(ii) The Company shall pay to Executive the Bonus that would have been paid to Executive had he remained employed through the end of the fiscal year in which such termination occurs, if any, pro-rated to reflect the number of days Executive was employed during such fiscal year over the number of days in such fiscal year (the “Pro-Rated Bonus”), to be paid in the immediately following fiscal year at such time as the Company customarily pays bonuses, but not later than 2-1/2 months after the end of the fiscal year in which such termination occurs; and

(iii) The Company shall pay to Executive a lump sum payment equal to 200% of the sum of Executive’s annual rate of Base Salary and Target Bonus no later than the 50th business day following the Date of Termination; and

(iv) The Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment, provided any such reimbursement of business-related expenses shall be made not later than December 31 of the year following the year in which the Executive incurred the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and

(v) The Company shall reimburse Executive’s COBRA premiums (less amounts Executive paid for group coverage prior to termination) for the lesser of 18- months following the Date of Termination or the time Executive is no longer eligible for such coverage; and

(vi) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(vii) Executive shall receive no further benefits or compensation, except as required by this Agreement or by law.

(viii) For purposes of determining the amounts to be paid to Executive pursuant to this Section 8(a), no reduction of or change to Base Salary, which would constitute Good Reason under Section 7(d) shall be taken into account, regardless of the reason for the termination giving rise to Executive’s right to be paid, and the Company’s obligation to pay, the amounts required under Section 8(a).

(b) Golden Parachute Excise Tax Gross-Up.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a change in control to or for the benefit of Executive (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income. Notwithstanding the foregoing provisions of this Section 8(b)(i), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount no more than 15%, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 8(a)(ii). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(ii) Subject to the provisions of Section 8(b)(i), all determinations required to be made under this Section 8(b), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the change in control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, Executive may appoint another U.S. nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 8(b) with respect to any Payments made to Executive shall be made no later than 30-days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive.

(iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate paid to Executive as part of any tax refund) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

Notwithstanding any other provision of this Section 8(b) to the contrary, all taxes described in this Section 8(b) shall be paid or reimbursed no later than the end of the year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, no later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(v). Any expenses, including interest and penalties assessed on the taxes described in this Section 8(b), incurred by the Executive shall be reimbursed promptly after the Executive submits evidence of the incurrence of such expenses, which reimbursement in no event will be later than the end of the year following the year in which the Executive incurs the expense, and each provision of reimbursements pursuant to this Section 8(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year.

(c) Termination By Company for Cause, By Executive Without Good Reason or Expiration of Employment Period. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason) or upon expiration of the Employment Period:

(i) the Company shall pay Executive the Accrued Obligations no later than the 50th business day following the Date of Termination; and

(ii) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment, provided any such reimbursement of business- related expenses shall be made not later than December 31 of the year following the year in which the Executive incurred the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and

(iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(iv) Executive shall receive no further benefits or compensation, except as required by this Agreement or by law.

(d) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall be paid his Base Salary through the Date of Termination, off-set by any disability insurance. Upon the Date of Termination under this clause (d),:

(i) the Company shall pay Executive (A) the Accrued Obligations no later than the 50th business day following the Date of Termination and (B) the Pro-Rated Bonus at such time as the Company customarily pays bonuses, but not later than 2-1/2 months after the end of the fiscal year in which the Date of Termination occurs; and

(ii) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment, provided any such reimbursement of business-related expenses shall be made not later than December 31 of the year following the year in which the Executive incurred the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and

(iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(iv) Executive shall receive no further benefits or compensation, except as required by this Agreement or by law.

(e) Death. If Executive’s employment is terminated by his death:

(i) the Company shall pay Executive’s beneficiary, legal representatives or estate, as the case may be, (A) Executive’s Accrued Obligations no later than the 50th business day following the Date of Termination and (B) Executive’s Pro-Rated Bonus at such time as the Company customarily pays bonuses, but not later than 2-1/2 months after the end of the fiscal year in which Date of Termination occurs; and

(ii) the Company shall reimburse Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment, provided any such reimbursement of business-related expenses shall be made not later than December 31 of the year following the year in which the Executive incurred the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and

(iii) Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

(iv) Executive shall receive no further benefits or compensation, except as required by this Agreement or by law.

9. Restrictive Covenants.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company and its Affiliates at substantial expense, and the Confidential Information constitutes valuable proprietary assets; (iii) the Company and its Affiliates will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the nature of the Company’s and its Affiliate’s business is such that it could be conducted any where in the world and that it is not limited to a geographic scope or region; (v) the Company and its Affiliates will suffer substantial damage which will be difficult to compute if, during the term of employment or thereafter, Executive should solicit or interfere with the Company’s and its Affiliate’s employees, clients or customers or should divulge Confidential Information relating to the business of the Company and its Affiliates; (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its Affiliates; (vi) the Company would not have hired or continued to employ Executive or grant the Options and other benefits contemplated under Agreement unless he agreed to be bound by the terms hereof; and (vii) the provisions of this Agreement will not preclude Executive from other gainful employment. “Competitive Business” as used in this Agreement shall mean any business which competes, directly or indirectly, with any aspect of the Company’s business. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company or any Affiliate, including, without limitation, any: (A) trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company or any Affiliate, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements; (C) any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company or any Affiliate; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company or any Affiliate; or (E) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential.

(b) Confidentiality. In consideration of the benefits provided for in this Agreement, Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner disclose, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential. Upon termination, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

(c) Non-Compete. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during his employment and for a period of two years following the termination of his employment for whatever reason (the “Restricted Period”), he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any Competitive Business with the Company or any of its Affiliates without the Company’s prior written consent. Should Executive be found, by a court of competent jurisdiction, to have breached his non-compete obligation, the Restricted Period shall be extended for the term of the breach as found by the Court.

(d) Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, Executive shall not directly or indirectly attempt to solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Company and its Affiliates at the time of his termination of employment or was or is providing such services within the two year period before or after his termination of employment. Should Executive be found, by a court of competent jurisdiction, to have breached his non-solicitation obligation, the Restricted Period shall be extended for the term of the breach as found by the Court.

(e) Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Restricted Period, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Company or its Affiliates, from any person or entity who, at the time of, or at the time during the twelve months preceding such termination, was an existing or prospective customer or client of the Company or its Affiliates; (ii) request or cause any of the Company’s or its Affiliates’ clients or customers to cancel or terminate any business relationship with the Company or its Affiliates involving services or activities which were directly or indirectly the responsibility of Executive during his employment; or (iii) request or cause any employee of the Company or its Affiliates to breach or threaten to breach any terms of said employee’s agreements with the Company or its Affiliates or to terminate his or her employment with the Company or its Affiliates.

(f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to training or marketing methods and techniques that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the term of his employment, or within six (6) months thereafter, whether or not during regular business hours and created, conceived or prepared on the Company’s or any Affiliates’ premises or otherwise shall be the sole and complete property of the Company and/or its Affiliates and may not be used by Executive outside of the Company. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) — (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s or its Affiliates’ premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company and/or its Affiliates, as the case may be, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, or within six (6) months thereafter , whether or not during normal business hours. Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Company or its Affiliates is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company or its Affiliates all rights in any Intellectual Property Product created by Executive during his engagement by the Company, or within six (6) months thereafter, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Company at the time such request is made, in order to permit the Company, its Affiliates and/or their respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive’s employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession, under Executive’s control or to which he may have access.

(g) Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement. Should Executive breach his non-compete obligation, the Company may cease its reimbursement of any COBRA premiums that it is paying to Executive. Any such cessation of reimbursement shall not reduce any monetary damages that may be available to the Company as a result of the breach.

(h) Blue Pencil. If, at any time, the provisions of this Section 9 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(i) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 9 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

10. Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 9 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in Atlanta, Georgia in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own expenses, including legal fees, in such dispute and shall split the cost of the arbitrator and the arbitration proceedings.

11. Successors; Binding Agreement . The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of the Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in case of Executive, to the last address on file with the Company and if to the Company, to its executive offices or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of Delaware without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

14. Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. Survival. The respective obligations of, and benefits afforded to, Executive and Company as provided in Sections 9 of this Agreement shall survive the termination of this Agreement.

16. No Conflict of Interest. During the Employment Period, Executive shall not directly, or indirectly render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Company.

17. Counterparts. This Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

19. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

20. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

21. Representation. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate the Executive’s employment for Cause.

22. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

23. Indemnification. The Company agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s bylaws.

24. Negotiation Fees. The Company shall reimburse Executive for his reasonable legal fees and expenses relating to the preparation and negotiation of this Agreement, but not to exceed $25,000.

25. Section 409A. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until the first day of the seventh month after Executive’s “separation from service” as such phrase is defined for purposes of Section 409A. In the event this Agreement does not comply with Section 409A of the Code, the Company agrees to make Executive “whole” on an after-tax basis so that Executive shall net the amount that he would have netted had the tax under Section 409A not applied.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EXIDE TECHNOLOGIES

By: Name: BARBARA A. HATCHER Title: EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL
GORDON ULSH

Executive